Exhibit 4.3

FORM OF FLOATING RATE SENIOR NOTES DUE 2010

LINCOLN NATIONAL CORPORATION

Floating Rate Senior Note due 2010

[Registered]	CUSIP 534187AT6
ISIN US534187AT67
No.	U.S. $

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITORY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Lincoln National Corporation, a corporation organized and existing under the laws of the State of Indiana (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to                     , or registered assigns, the principal sum of                                                               on March 12, 2010 and to pay interest thereon from March 13, 2007 or from the most recent interest payment date to which interest has been paid or duly provided for, quarterly on March 12, June 12, September 12 and December 12, in each year, commencing on June 12, 2007 (each, an “Interest Payment Date”), at the rate of interest per annum for each Interest Period (as defined below) equal to the three-month LIBOR (as determined pursuant to the provisions set forth on the reverse of this Security) plus 0.08%, until the principal hereof is paid or made available for payment. The period beginning on March 13, 2007 and ending on but excluding the first Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date is herein called an “Interest Period”. If any Interest Payment Date falls on a day which is not a London Business Day (as defined below) such Interest Payment Date shall be postponed to the next succeeding London Business Day, except that if such next succeeding London Business Day is in the next calendar month, such Interest Payment Date shall be the next preceding London Business Day. If March 12, 2010 shall not be a London Business Day, payment of the principal and interest due on that date need not be made on that day but may be made on the next day that is a London Business Day with the same force and effect as if made on March 12, 2010, provided that no interest shall accrue for the period from and after March 12, 2010. A “London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. The interest so payable and punctually paid or duly provided for on any interest payment date will, as provided in the Indenture, be paid to the person in whose name this Note is registered at the close of business on the Business Day preceding the Interest Payment Date (each respectively a “Record Date”), subject to certain exceptions as provided in the Indenture. Payment of the principal of, and interest on, this Note will be made at the designated office or agency of the Company maintained for such purpose in The City of New York, New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debt or, at the option of the Company, interest so payable may be paid by check to the order of said Holder mailed to his address appearing on the Security Register. Any interest not so punctually paid or duly provided for shall be payable as provided in the Note. Interest on this Note will be computed on the basis of the actual number of days in an Interest Period and a 360-day year.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, Lincoln National Corporation has caused this instrument to be duly executed under its corporate seal.

LINCOLN NATIONAL CORPORATION

By:
Name:
Title:

By:
Name:
Title:

Attest:
Name:
Title:

Dated:

Dated:

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK, as Trustee

By:
Authorized Signatory

[Reverse of Note]

LINCOLN NATIONAL CORPORATION

Floating Rate Senior Note due 2010

This Note is one of a duly authorized issue of Securities of the Company of a series hereinafter specified, all issued and to be issued under an Indenture dated as of September 15, 1994, as supplemented by the First Supplemental Indenture dated as of November 1, 2006 (herein collectively called the “Indenture”), between the Company and The Bank of New York, as Trustee (hereinafter the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holder of the Securities and the terms upon which the Securities are, and are to be, authenticated and delivered. The Securities may be issued in one or more series, the terms of which different series may vary as provided in the Indenture. This Note is one of a series of the Securities of the Company designated as its Floating Rate Senior Notes due 2010 (herein called the “Notes”), limited in aggregate principal amount to $250,000,000, except as otherwise provided in the Indenture. The Notes of this series are issuable in registered form only in denominations of $2,000 and integral multiples of $1,000.

Three-month LIBOR (“LIBOR”) will be determined by The Bank of New York or a successor financial institution appointed by the Company for such purpose, as calculation agent (the “Calculation Agent”), in accordance with the following provisions:

(a) For each Interest Period, on the applicable Interest Determination Date (as defined below), the Calculation Agent will determine LIBOR for such Interest Period. LIBOR will be the offered rate (expressed as an interest rate per annum) for three-month U.S. dollar deposits which appear on Reuters LIBOR01 Page as of 11:00 a.m. (London time) on the second London banking day immediately preceding the first day of such interest payment period. The term “Reuters LIBOR01 Page” means the display on Reuters LIBOR01 Page or any successor service or page for the purpose of displaying the London interbank offered rates of major banks.

(b) If no offered rate appears on Reuters LIBOR01 Page on any Interest Determination Date at approximately 11:00 A.M., London time, then the Calculation Agent (after consultation with the Company) will select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the Calculation Agent will select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 A.M., New York City time, on such Interest Determination Date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable Interest Period in an amount that is representative of a single transaction at that time. If three quotations are not provided, LIBOR will be set equal to the rate of LIBOR for the then current Interest Period.

Accrued interest on the Notes will be calculated by multiplying the principal amount of the Notes by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in an Interest Period. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360. The interest rate in effect on any Floating Interest Reset Date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding Floating Interest Reset Date, or if none, the initial floating interest rate. The “Floating Interest Reset Dates” are March 12, June 12, September 12 and December 12 of each year, commencing June 12, 2007. If any Floating Interest Reset Date falls on a day that is not a London Business Day, such Floating Interest Reset Date will be postponed to the next succeeding London Business Day, except that if such London Business Day is in the next succeeding calendar month, the Floating Interest Reset Date will be the immediately preceding London Business Day. All percentages used in or resulting from any calculation of the rate of interest on a Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with .000005% rounded up to .00001%), and all U.S. dollar amounts used in or resulting from these calculations will be rounded to the nearest cent (with one-half cent rounded upward).

For the purposes of calculating LIBOR, “Interest Determination Date” for any Interest Period means the second London Business Day preceding the Interest Payment Date commencing such Interest Period.

Upon request from any Holder of Notes, the Calculation Agent will provide the interest rate in effect for the Notes for the current Interest Period and, if it has been determined, the interest rate to be in effect for the next Interest Period. Dollar amounts resulting from such calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

Interest on the Notes will be calculated on the basis of the actual number of days in the applicable period divided by 360. All calculations made by the Calculation Agent for the purposes of calculating interest on the Notes shall be conclusive and binding on the Holders of the Notes, the Trustee and the Company, absent manifest error.

The Notes are not redeemable prior to maturity.

The Notes are not entitled to any sinking fund. If an Event of Default shall occur with respect to the Notes, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions for defeasance at any time of the Notes, upon which the Company, at its option, shall be deemed to have been Discharged from its obligations with respect to the Notes or shall cease to be under any obligation to comply with certain restrictive covenants of the Indenture.

Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Outstanding Securities affected by such amendment or supplement voting as one class. Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency. Subject to certain exceptions, any past default or Event of Default may be waived by the Holders of at least a majority in principal amount of the Outstanding Securities of any series affected on behalf of the Holders of the Securities of that series or the Holders of at least a majority in principal amount of all the Outstanding Securities voting as one class. After the amendment or supplement is effective, any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the transfer hereof or in exchange hereunder or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or upon any Note issued upon the transfer hereof or in exchange herefor or in lieu hereof.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the times, place, and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable on the Security Register of the Company, upon surrender of this Note for transfer at the office or agency of the Company in The City of New York, New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar, duly executed by the Holder hereof or his attorney duly authorizing in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations as requested by the Holder surrendering the same.

No service charge will be made for any such transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes whether or not this Note be overdue, and neither the Company, the Trustee nor any agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of, or the interest on, this Note or for any claim based hereon or otherwise in any manner in respect hereof, or in respect of the Indenture, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or of any predecessor or, except as provided in the Indenture, successor corporation, whether by virtue of any constitutional provision or statute or rule of law, or by the enforcement of any assessment or penalty or in any other manner, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

All capitalized terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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